BELL MICROPRODUCTS

CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc.

(414) 224-1668

ir@bellmicro.com

FOR IMMEDIATE RELEASE

Bell Microproducts Announces Preliminary Fourth Quarter 2005 Financial Results
Company Plans to Take a Non-Recurring Charge in Conjunction with Restructuring Programs

SAN JOSE, CA—(January 10, 2006)— Bell Microproducts Inc. (Nasdaq: BELM) today announced preliminary financial results for the fourth quarter ended December 31, 2005.

Based upon preliminary financial information, the Company expects to report fourth quarter 2005 net revenues of approximately $845 million, as compared to $808 million reported in last year’s fourth quarter. Fourth quarter net income, excluding costs associated with the Company’s European restructuring and other charges, is expected to be in the range of $1.8 million to $2.7 million, or $0.06 to $0.09 per diluted share. This compares with prior earnings per share expectations for the quarter of $0.14 to $0.18, excluding any restructuring or special charges.

Fourth quarter 2005 sales grew by 5% compared to the same quarter in 2004. North American sales increased by 6% compared to last year, and Latin American sales increased by 33%. European sales decreased by 4%. The currency effect on fourth quarter 2005 sales was a negative $30 million from last year’s fourth quarter and a negative $8 million from Q3 of 2005 due to the strengthening of the U.S. Dollar.

Commenting on the preliminary fourth quarter 2005 financial results, W. Donald Bell, President and Chief Executive Officer, noted, “We continued to experience a shortfall in profits in our European distribution organization in the fourth quarter. Although our acquisition of MCE made a positive profit contribution during December, our revenue and profits continued to be affected by several factors including currency effects, decisions to eliminate certain low and marginally profitable product sales, the closure of our in-country operations in Sweden and weaker than expected markets during the fourth quarter in certain geographies in which we operate in Europe.”

As previously announced, the Company is taking actions to reduce our expense base, to exit certain low profit customer and product businesses, and to reduce exposure in other markets. The company expects to take a non-recurring after-tax charge to net earnings of $10 million to $12 million during the fourth quarter for restructuring actions in Europe and the termination of a components supply program in North America. Actions taken in Europe included personnel reductions, completion of a sale/leaseback arrangement at our UK headquarters and rationalization of space in our Birmingham, UK distribution center. In North America, we terminated a components supply program associated with systems integration services performed by one of our customers.

After giving effect to these charges, the net GAAP loss for the quarter ended December 31, 2005 is expected to be in the range of $7 to $9 million or $0.23 to $0.30 per basic share. The calculation of basic earnings per share for the fourth quarter of 2005 is based on an approximate weighted average basic share count of 29.9 million and a tax rate of 68% for the year.

“Our Americas operations continued to perform well and operating margins remained above 2%. We experienced a modest shortfall in our Latin American operation relative to expectations during the quarter,” noted Mr. Bell.

“While our Americas operations performed well, we continue to lag behind where we want to be in Europe. We made significant progress on our restructuring initiatives during the quarter, but we did not make as much progress as expected in profit improvement from continuing operations.”

“Our investments in higher profit strategic initiatives and programs to add value to our customers in Europe continued during the fourth quarter”, stated Bell. “New senior sales leadership is on board and we have continued to add new sales and marketing personnel with experience in the Industrial and Enterprise market segments. We have transferred additional experienced resources with value-add experience to Europe to help accelerate initiatives in this area. We continue to be confident that these actions will contribute to improved results and a differentiated business in Europe.”

All statements relating to the Company’s fourth quarter financial performance in this press release are preliminary and may change based on the Company’s management and independent auditors completion of customary quarterly closing and review procedures. The Company believes presentation of earnings information excluding restructuring and special charges to be useful information regarding the operational performance of the Company’s business and more consistent with the earnings expectations previously provided that did not anticipate such charges. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.

About Bell Microproducts

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company’s offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world’s largest storage-centric value-added distributors.

The Company’s products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including system design, integration, installation, maintenance, and other consulting services. Trained and certified technical personnel provide these services at Bell Microproducts’ ISO 9001:2000 facilities. Bell Microproducts markets and distributes more than 140 brand name product lines, as well as its own Rorke Data storage products and Markvision memory modules, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company’s current views of our results for the fourth quarter of 2005, the effect of and charges related to the European restructuring and termination of a North American components supply program, and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; other vagaries in the computer and electronic components markets; effects of acquisitions and restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.